Exhibit 99.2
11/7/2012

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
November 7, 2012 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss third quarter results. Joining me today is Farzana Mitchell, CBL's recently appointed Chief Financial Officer and Katie Reinsmidt, also recently promoted to Senior Vice President - Investor Relations and Corporate Investments. Before I hand it over to Katie I'd like to formally welcome Farzana as CFO and as part of our quarterly calls. Most of you have met Farzana at ICSC or other conferences that she has attended during her 12 years with the Company and know that she has long been an integral part of the CBL senior management team.

Also in the room with us today is Vice Chairman, John Foy. While this is the first call since our IPO in 1993 that John will not actively participate in, he's listening intently so he can provide a full critique after we are done.

I'll now turn it over to Katie, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on Form 8-K along with a transcript of today's comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

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Stephen:

Thank you, Katie.

While the broader economy continues to stage a slow and somewhat uneven recovery, we are seeing solid and steady improvements within the CBL portfolio. Our operational results for the third quarter demonstrated the significant strength of our market-dominant mall portfolio. Same-center NOI increased 1.2%; mall occupancy improved 180 basis points year-over-year; year-to-date mall sales increased 4.1% and FFO per share was $0.54, representing a 12.5% increase over the prior year quarter.

We are also experiencing the benefits of the short-term leasing strategy we took during the recession. We are converting many of these leases to long-term at significant rental increases either through executing renewals or bringing in new tenants. This is best evidenced by the year-to-date increase of more than 25% in new leasing spreads, which will directly contribute to our NOI growth rate going forward.

LEASING AND OCCUPANCY
We continue to add new retail names to the CBL portfolio as well as expand our presence with existing retailers that are performing well. This quarter we signed a number of deals with Clarks, a shoe store which is a new tenant for our malls. We opened the first new Build-A-Bear prototype at our West County Center in St. Louis and have expanded our relationship with Francesca's, maurices and H&M.

As a result of these and other new store additions, year-over-year occupancy increased across our entire portfolio with total portfolio occupancy improving 170 basis points to 93.0% and stabilized mall occupancy improving 180 basis points to 93.0%.

Leasing spreads demonstrated sustained retail demand for space with overall leases for stabilized malls during the quarter signed at a 9.2% increase over the prior gross rent per square foot. For the quarter, renewal rents increased 6.7% and new leases were signed at a 17.1% increase over prior gross rents.

RETAIL SALES:
The back-to-school shopping season was healthy with our mall sales increasing 4.1% year-to-date through September. For the trailing 12 months our sales have increased 4.2% to $344 per square foot compared with $330 in the prior year period.

As we look toward the fast approaching holiday season, we are encouraged by the recent strong gains in consumer confidence as lower gas prices, a recovering housing market and improved jobs reports resonate with the shopper. While some are pleased with the outcome of the election and others are disappointed, we are confident that the economy is headed in the right direction and that our malls will benefit going forward.

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I'll now turn it over to Katie for a few comments.

Katie:

Thank you, Stephen.

DEVELOPMENT

Construction continues on The Outlet Shoppes at Atlanta, our development in Woodstock, GA. Retail demand is strong and we are approximately 81% leased or committed with great retail names including Saks Fifth Avenue Off 5th, Nike, Brooks Brothers, Under Armour, J. Crew and Fossil. The grand opening is scheduled for August 2013.

In October, we started construction on The Crossings at Marshalls Creek, our 103,000-square-foot shopping center development in Stroudsburg, PA. The 80% leased or committed shopping center will be anchored by Price Chopper super market and Rite Aid and will feature approximately 22,000 square feet of stores and restaurants. The grand opening is scheduled for June 2013.

Later this week we will celebrate the opening of the second phase of The Outlet Shoppes at Oklahoma City. Opening just in time for the holiday season, phase II is 100% leased and will encompass approximately 30,000 square feet with great new stores such as Ann Taylor LOFT, Waterford, Lucky Jeans and Coach Men.

Waynesville Commons, our community center project in Waynesville, NC, opened 100% leased the first week of October. The 127,000-square foot community center is anchored by Belk, PetSmart and Michaels, along with 11,000 square feet of small shops including Rack Room Shoes.

At Monroeville Mall JCPenney opened their new 110,000-square-foot prototype store in October, relocating from their existing store in the mall. Their former building is being redeveloped into a new 12-screen Cinemark Theater opening fall 2013.

DISPOSITIONS
Moving on to dispositions, subsequent to the end of the third quarter we completed the sale of two of our non-core properties, Hickory Hollow Mall in Antioch, TN and Towne Mall in Franklin, OH, to two separate buyers. We also have a community center, Willowbrook Plaza in Houston, under contract to sell, which is still contingent on due diligence. We determined that it was necessary to take impairment charges in net income in the quarter to reflect the fair values of these properties.

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As these sales demonstrate, we are executing on our strategy of pruning non-core and mature assets from our portfolio. While we are not comfortable providing a disposition target, we have become more aggressive in this area as the credit markets have improved. Buyers are able to obtain financing to pursue transactions and cap rates have compressed across the quality spectrum.

CAPITAL MARKETS ACTIVITY
In late September, we took advantage of favorable market conditions to launch a new preferred offering. Including the exercise of the full over-allotment option, we priced $172.5 million of our new Series E Preferred Stock bearing a CBL record low coupon of 6.625%. With the redemption of our 7.75% Series C Preferred Stock that was completed on November 5th, we were able to save more than 100 basis points on the face coupon. The offering also provided us with approximately $50 million of excess proceeds to apply towards reducing the balances on our lines of credit.

I will turn the call over to Farzana now to discuss our financial strategies as well as third quarter financial performance.

Farzana:

Thank you, Katie.

Following my appointment to CFO, many of you have inquired if there would be any major changes to CBL's financial strategy. John has certainly left very large shoes to fill. During his more than 40 years with CBL, he has been responsible for successfully managing CBL's balance sheet through a variety of economic cycles. His foresight has ensured that the company operated in a position of financial strength and could execute on favorable opportunities. It is my goal to maintain and improve that flexibility as we look forward to addressing our future capital needs. With the increasing volatility of the debt markets, our priority is to ensure that we have multiple capital sources available to us. This means that we will continue our focus on reducing overall leverage and explore opportunities to diversify our financing structure.

We are working to put our balance sheet in a position to achieve an investment grade rating, providing CBL with access to a broader market of corporate securities. While achieving an investment grade rating is a process and it is not without risk, we believe it is obtainable over time. Attaining an investment grade rating will lead to a more diversified and flexible balance sheet and a lower overall cost of capital. We are pleased with the positive response and support we have received from our banks as we pursue this process.

What this will mean for CBL's balance sheet going forward is that we will be taking steps to grow our unencumbered pool of properties as well as continue our focus on reducing overall leverage. We will also lower our percentage of secured debt over time as loans mature allowing us to increase our access to unsecured debt.

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As a first step, yesterday we announced that we have received fully executed lender commitments to extend and modify our two largest credit facilities. The facilities are being converted from secured to unsecured and will be expanded by $155 million to an aggregate capacity of $1.2 billion. We are extending the maturities of both facilities by three years, with one $600 million facility having an outside maturity date in 2016 and the other $600 million facility having an outside maturity date in 2017. The average spreads on both facilities are being reduced by 60 basis points across the leverage grid. Closing is expected by mid-month.

Converting our facilities to unsecured has several immediate benefits. It eliminates significant administrative costs and provides us with maximum flexibility with our unencumbered property pool.

These new facilities are another example of the tremendous strides we have made this year in reducing our average borrowing costs. This has positively impacted our FFO and allows us to fully take advantage of the current favorable interest rate environment. All of our property level mortgage maturities for 2012 have been successfully addressed. Our $167 million unsecured term loan will be retired later this month. Looking into next year, we are currently in the market to refinance our early 2013 joint venture maturities and will report additional details as they become available.

We ended the quarter with only $256 million outstanding on our lines of credit, providing ample capacity and flexibility. This amount was further reduced subsequent to the quarter end with net proceeds from our preferred offering. Our financial covenant ratios remain very sound, with an interest coverage ratio of 2.6 times and fixed charge coverage of 2.0 times. Our debt to GAV ratio was 52.5% at quarter-end.

As John discussed last quarter, we have a call option for the Westfield preferred units available to us beginning next year. We anticipate redeeming the units mid-year using a combination of capital sources. We have more than enough capacity on our lines to retire the entire amount as a short-term solution. However, we anticipate a longer-term solution will include a combination of asset sales, excess refinancings and other capital sources.

FINANCIAL REVIEW:
Third quarter 2012 FFO grew 12.5% to $0.54 per share, compared with $0.48 per share in the prior year period.

FFO in the quarter was positively impacted by the lower interest expense resulting from our recent favorable financings and lower overall debt as compared with the prior year period. Our cost recovery ratio for the third quarter 2012 was 97.8% compared with 101.4% in the prior-year period, as a result of lower tenant reimbursements. G&A as a percentage of revenue was 3.9% for the third quarter compared with 3.8% in the prior-year period. G&A as a percentage of revenues will be slightly higher going forward due to lower revenues from the deconsolidation of the TIAA joint venture properties.

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We had discussed last quarter that we anticipated a more difficult comp period for the second half of the year versus the first half. While still very healthy with a 2.0% increase year-to-date, our same-center NOI growth decelerated from second quarter to an increase of 1.2% for the third quarter 2012 over the prior year period. Same-center NOI in the mall portfolio was up 30 basis points. Total and mall same-center NOI were positively impacted by increases in rent as a result of the occupancy gains and positive leasing spreads as well as lower bad debt expense of $193,000 versus $573,000 in the prior year period.

Same-center NOI in the mall portfolio was affected by higher operating expenses such as property-level payroll expense as well as increases in janitorial and maintenance expense.

GUIDANCE:
Based on our current outlook and expectations, we are providing guidance for 2012 FFO in the range of $2.00 to $2.10 per share. While this guidance is consistent with last quarter, it is effectively being increased due to lower interest expense as well as increased contributions from new properties, offset by the preferred redemption charge that we will record in the fourth quarter. The guidance incorporates our same-center NOI growth forecast of 1.0% to 2.0%, and portfolio occupancy improvements of 100 to 150 basis points for the year to a range of 94.6 - 95.1%. This is 50 basis points higher than our previous occupancy target. In previous quarters we reviewed a number of headwinds that could potentially decelerate the growth rate we have been posting this year. While we know we are facing harder comparable numbers in the fourth quarter, our entire company is focused on doing what it takes to end 2012 at the high end of our NOI guidance range.

Now I'll turn the call back to Stephen for closing remarks.

Stephen:

CONCLUSION:
As Farzana outlined, we are working on some very exciting initiatives that will both improve our financial strength and create flexibility as we pursue future growth opportunities. The third quarter was extremely productive for CBL and exemplified the strength of our market dominant portfolio. As we are nearly halfway through the fourth quarter, we are looking ahead to our objectives for 2013 and we are building on the progress we've experienced this year. External growth opportunities, including our recently opened development and redevelopment projects, acquisitions and our current

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development pipeline will contribute to future growth. Retail conditions remain very favorable for the CBL portfolio with healthy retailer expansion plans and virtually no new supply in our markets. These positive conditions, the advantageous operational position of our portfolio and the improvements we have made and continue to make to our capital structure bode well for us achieving our goals in 2013 and beyond.

We look forward to seeing everyone at NAREIT next week and would now be happy to answer any questions you may have.